Exhibit 10.2

NVIDIA CORPORATION
FISCAL YEAR 2007 VARIABLE COMPENSATION PLAN

Overview

The compensation philosophy of NVIDIA Corporation (the “Company”) is to attract, motivate, retain and reward its management through a combination of base salary and performance based compensation. Senior Officers, Directors and Managers as defined below (collectively, the “Participants”), who are employed at the Company during fiscal year 2007 and are employees of the Company on and as of January 28, 2007, shall be eligible to participate in the Fiscal Year 2007 Variable Compensation Plan (the “Plan”). The Plan is designed to award a cash payment (each a “Variable Cash Payment”) for performance in fiscal year 2007 to a Participant if the Company achieves certain corporate performance targets (“Corporate Targets”) and/or if the Participant achieves certain Individual Targets (as defined below) and/or certain Individual Rankings (as defined below).

For purposes of the Plan, the Company’s chief executive officer, other executive officers and certain other senior officers shall be considered “Senior Officers,” other employees at the level of vice president or director shall be considered “Directors” and managers or qualifying senior contributors shall be considered “Managers.” The Compensation Committee (the “Committee”) shall determine (i) the persons to be specified as Senior Officers for purposes of this Plan, (ii) the class of employees who may be designated by Senior Officers as Directors for purposes of this Plan and (iii) the class of employees who many be designated by Senior Officers or Directors as Managers for purposes of this Plan.

For fiscal year 2007, for purposes of the Plan, “Individual Targets” shall be set for Senior Officers and Directors as follows:

•	For the chief executive officer, certain key performance objectives set by the Committee;
•	For the other Senior Officers, certain key performance objectives set by the chief executive officer; and
•	For the Directors, certain key performance objectives set by the respective Senior Officer to whom the applicable Director reports.

For fiscal year 2007, for purposes of the Plan, “Individual Rankings” for Managers shall be the ranking of such Manager in January or February 2007 by the Senior Officer or Director to whom the Manager reports.

Determination of Fiscal Year 2007 Variable Cash Payments

Senior Officers and Directors are eligible to receive a Variable Cash Payment if the Company achieves its Corporate Targets and/or the Senior Officer or Director achieves their Individual Targets at specified levels. Managers are eligible to receive a Variable Cash Payment if the Company achieves its Corporate Targets and/or based on the level of their Individual Ranking. The aggregate potential amount of the Variable Cash Payment a Participant may receive upon achievement of the Corporate Targets and/or his or her Individual Targets and/or Individual Ranking, as applicable, and the pool available to all Participants under the Plan will be set by the Committee for all Participants based on a recommendation made by the chief executive officer (the “Variable Cash Payment Target Amount”). A Participant’s Variable Cash Payment Target Amount is based on the difficulty and responsibility of each position. For fiscal year 2007, each Participant’s Variable Cash Payment Target Amount will be split such that fifty percent (50%) is allocated to the achievement of the Corporate Targets (the “Corporate Variable Cash Payment”) and fifty percent (50%) is allocated to the achievement of the Individual Targets or Individual Ranking, as applicable, (the “Individual Variable Cash Payment”). A Participant may be eligible to receive more or less than his or her Variable Cash Payment Target Amount as described more fully below.

Individual Variable Cash Payment

An Individual Variable Cash Payment may be awarded to a Participant based on the achievement of his or her Individual Targets or Individual Ranking, as applicable, or other criteria determined by the Committee.

The actual Individual Variable Cash Payments to be made for fiscal 2007 (the “Actual Individual Variable Cash Payments”) shall be made pursuant to the following guidelines and taking into account whether Individual Targets have been achieved or the level of the Individual Ranking, as applicable, and the amount of the Actual Individual Variable Cash Payment shall be determined as follows:

•	For the chief executive officer, the Committee shall determine if the Individual Targets have been achieved and shall determine the amount of the Actual Individual Variable Cash Payment;
•
For the other Senior Officers, the Committee, based on input from the chief executive officer of the Company, shall determine if the Individual Targets have been achieved by each other Senior Officer and shall determine the amount of the Actual Individual Variable Cash Payments for each other Senior Officer;

•
For Directors, the Senior Officer to whom a Director directly reports shall determine if the Individual Targets have been achieved by such Director and shall determine the amount of the Actual Individual Variable Cash Payments for such Director; and

•
For Managers, the Senior Officer or Director to whom a Manager directly reports shall determine the amount of the Actual Individual Variable Cash Payments for such Manager, based on the Individual Ranking achieved by such Manager.

An Actual Individual Variable Cash Payment that is in excess of fifty percent (50%) of the Variable Cash Payment Target Amount may be awarded to a Participant for extraordinary individual performance. If a Participant achieves only a portion of his or her Individual Targets, or in the case of a Manager who does not reach his or her Individual Ranking, the Participant may still be eligible to receive an Actual Individual Variable Cash Payment to the extent determined by the Committee (for the chief executive officer and other Senior Officers), Senior Officers (for other Directors) or Senior Officers or Directors (for Managers who report to such Senior Officer or Director, as applicable), each in their sole discretion. If a Participant does not receive an Individual Variable Cash Payment, he or she may still be eligible to receive a Corporate Variable Cash Payment as outlined below.

Corporate Variable Cash Payment

The Committee has set the Corporate Targets for the Participants, based on achievement of specified fiscal year 2007 net income. The amount of actual net income, as set forth in the Company’s financial statements for fiscal 2007, but (i) excluding the impact of stock-based compensation expense, and (ii) excluding or including items that the Committee in its sole discretion deems to be extraordinary or otherwise inappropriate to include or appropriate to include, shall be the “Actual Result.” The Committee has also set threshold and maximum Actual Result targets for fiscal year 2007 for Participants, for the award of all of or a portion of the Corporate Variable Cash Payment (the “Threshold” and “Maximum”). The actual Corporate Variable Cash Payments to be made for fiscal 2007 (the “Actual Corporate Variable Cash Payments”) shall be made pursuant to the following guidelines:

•	If the Actual Result is less than or equal to the Threshold, a Participant will not receive any portion of his or her Corporate Variable Cash Payment.

•	If the Actual Result falls between the Threshold and the applicable Corporate Target, each Participant shall receive an Actual Corporate Variable Cash Payment based on the following formula:

Actual Corporate Variable Cash Payment =    (Actual Result - Threshold)   x Corporate Variable Cash Payment
(Corporate Target - Threshold)

•	If the Actual Result equals the Corporate Target, each Participant shall be eligible to receive the full amount of his or her Corporate Variable Cash Payment.

•
If the Actual Result exceeds the Corporate Target but is less than the Maximum, each Participant shall be eligible to receive an Actual Corporate Variable Cash Payment pursuant to the formula set forth below:

Actual Corporate Variable Cash Payment = [(Actual Result - Corporate Target) +1] x Corporate Variable  Cash Payment
                           (Maximum - Corporate Target)

•	If the Actual Result equals the Maximum, each Participant shall be eligible to receive 200% of his or her Corporate Variable Cash Payment.

In no event shall any Participant receive an Actual Corporate Variable Cash Payment in excess of two (2) times the amount of his or her Corporate Variable Cash Payment.

If a Participant does not receive a Corporate Variable Cash Payment, he or she may still be eligible to receive all or a portion of an Individual Variable Cash Payment as outlined above.

Miscellaneous Provisions

Payments under this Plan shall be made following the end of the fiscal year, on such schedule as may be approved by the Committee in its discretion.

Participation in the Plan shall not alter in any way the at will nature of the Company’s employment of a Participant, and such employment may be terminated at any time for any reason, with or without cause and with or without prior notice.

The Board of Directors or the Committee may amend or terminate this Plan at any time. Further, the Board of Directors or the Committee may modify the Corporate Targets, Individual Targets and/or Individual Ranking and/or Corporate and/or Individual Variable Cash Payment amounts at any time.

This Plan shall be governed by and construed in accordance with the laws of the State of California, without regard to its principles of conflicts of laws.